EXHIBIT 23.1









The Board of Directors
Ruby Mining Company

We consent to the use in this Registration Statement on Form SB-2/A of Ruby Mining Company of our report dated March 31, 2005, related to the audits of the consolidated financial statements of Ruby Mining Company and Subsidiaries as of December 31, 2004 and 2003, and for each of the years in the two year period ended December 31, 2004, and the period since incpetion through December 31, 2004, included herein, and to the reference to our firm under the heading "Experts" in the prospectus.


        /s/ Cherry, Bekaert & Holland, L.L.P.


Atlanta, Georgia
November 18, 2005